Exhibit 15.2

April 26, 2022	Our Ref: NASD/KH/A6545-H22467

Adagene Inc.
4F, Building C14, No.218
Xinghu Street, Suzhou Industrial Park
Suzhou, Jiangsu Province, 215123
People’s Republic of China

Dear Sirs or Madam

ADAGENE INC.

FORM 20-F

We consent to the reference to our firm under the heading “Item 10.E. Taxation —Cayman Islands Taxation” and “Item 16.G. Corporate Governance” in the Annual Report on Form 20-F of Adagene Inc. for the fiscal year ended 31 December 2021 (the “Annual Report”), which will be filed with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) in the month of April 2022.

We further consent to the incorporation by reference into (a) the Registration Statement (Form S-8 No. 333-255250) pertaining to Adagene Inc. Second Amended and Restated Share Incentive Plan and Adagene Inc. 2021 Performance Incentive Plan and (b) the registration statement on Form F-3, which will be filed with the Commission on April 26, 2022 of the summary of our opinion under the heading “Item 10.E. Additional Information—Taxation—Cayman Islands Taxation” and “Item 16.G. Corporate Governance” in the Annual Report.

We also consent to the filing with the Commission of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under the Exchange Act, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ WALKERS (HONG KONG)

WALKERS (HONG KONG)

Walkers (Hong Kong)

滙嘉律師事務所 (香港)

15th Floor, Alexandra House, 18 Chater Road, Central, Hong Kong

T +852 2284 4566 F +852 2284 4560 www.walkersglobal.com

Bermuda | British Virgin Islands | Cayman Islands | Dubai | Guernsey | Hong Kong | Ireland | Jersey | London | Singapore

*England and Wales; **BVI; ***Cayman Islands; ****New South Wales (Australia); ******Victoria (Australia); *******Bermuda